Exhibit 23.1

INDEPENDENT AUDITOR’S CONSENT

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-93447) and Form S-3 (No. 333-45962) and in the related Prospectuses, of our report, dated January 22, 2004, relating to the consolidated financial statements of Middleburg Financial Corporation included in the 2003 Annual Report of Shareholders and incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

March 29, 2004